Exhibit 99.1

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

TTM Technologies, Inc. to Acquire Privately-Held, European-Based Swiss Technology Group AG and ILFA GmbH

Acquisitions Would Establish TTM’s Presence in Europe, Adding Strategic PCB and Materials Capabilities in Medical, Aerospace & Defense, and Other Markets

Santa Ana, CA – June 17, 2026 – TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”), a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including printed circuit boards (“PCB”s) and substrates, announced today the intent to acquire, subject to regulatory approvals, two well established companies in Europe: privately-held Swiss Technology Group AG (“STG”), headquartered in Zurich, Switzerland, and privately-held ILFA GmbH (“ILFA”), headquartered in Hannover, Germany, in separate transactions for all-cash consideration.

STG, through its underlying businesses, has a long history of interconnect solution leadership in Europe and was created through the merger of GS Swiss and the Hofstetter Group in 2023. The Company is a natural addition to TTM with its focus on miniaturized and small form-factor technology applications, primarily for the Medical end market but also with highly relevant technology for other markets of strategic importance such as Aerospace & Defense. STG produces rigid, rigid-flex, and flex printed circuit board (“PCB”) solutions as well as manufacturing and coating capabilities for miniaturized microcircuits. STG operates facilities in both Switzerland and Germany and boasts a global customer base that includes leading manufacturers in surgical robotics, hearing aids, medical imaging and implantable solutions.

ILFA has a 45-year legacy as a German provider of complex PCB solutions spanning Aerospace & Defense, Industrial, and Medical technology markets. Like STG, ILFA brings manufacturing of rigid, flexible, or rigid-flex PCBs, and also adds CAD services to enhance prototyping and production for various PCB designs. ILFA also possesses multiple strategically valuable certifications for electro-optical PCBs, processes for embedding components, and the integration of fluid channels.

“Consistent with our updated long-term strategy, these smaller but meaningful acquisitions establish our initial footprint in the important European market, adding healthy “long-cycle” businesses with strategic technology capabilities to the TTM portfolio, reinforcing our “up the chain” value-add technology approach,” said Edwin Roks, President and Chief Executive Officer of TTM Technologies. “The acquisitions of Swiss Technology Group AG and ILFA demonstrate TTM’s strategic commitment to diversification through both product and geographic means, expand our technology solution capabilities and also build on our legacy applications.” Dr. Roks added.

Citi is serving as the exclusive financial advisor to TTM for the potential acquisition of STG and Piper Sandler & Co. is serving as financial advisor to STG. The combined acquisitions are expected to be immediately, albeit modestly, accretive when completed following regulatory approvals and excluding purchase accounting adjustments and similar factors. It is expected that these transactions will close in the third quarter of 2026. TTM expects to provide additional insight for investors during its formal second quarter earnings call that is currently projected for early August.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including PCBs and substrates. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

About Swiss Technology Group AG

STG Swiss Technology Group AG is a platform of two industry leaders: GS Swiss and the Hofstetter Group, combining their strengths to deliver vertically integrated, cutting-edge solutions for the most demanding medical applications. GS Swiss specializes in highly miniaturized microcircuits designed for the medical technology sector including implantable neurostimulators, leadless pacemakers, cochlear implants, and other high-performance medical devices. The Hofstetter Group is Europe’s foremost full-service provider of microcircuit coating solutions, offering an extensive portfolio of advanced processes for assembly, connection technology, as well as final surface treatment. Its innovative capabilities cater primarily to the medical technology industry while also addressing dynamic growth sectors across Industrial markets. Additional information can be found at https://www.swiss-technology-group.com/.

About ILFA GmbH

ILFA is a German PCB manufacturer headquartered in Hannover. The owner-managed company with around 190 employees has been producing innovative ultra-fine and micro-fine conductor solutions in the high-tech segment for 45 years. With its location in Kirchheimbolanden near Frankfurt a.M.both national and international customers are served. ILFA’s range of services includes CAD services for the creation of the design of prototypes, small series through to the further development of large series. Both single and double-sided PCBs are manufactured, as well as multilayers with more than 30 layers. Depending on the application, the board is designed as a classic rigid, flexible or rigid-flexible PCB. This also applies to the high layer area. ILFA has numerous certifications, realizes complex hybrid structures and has the manufacturing competence of electro-optical PCBs, the embedding of components or the integration of fluid channels. Additional information can be found at https://ilfa.de/

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

Safe Harbor Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates, and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers, and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.